EX-99(1)(e)

DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND

AMENDMENT NO. 2 TO
RESTATED AND AMENDED DECLARATION OF TRUST
DATED FEBRUARY 14, 1993

The undersigned, Secretary of Delaware Investments Florida Insured Municipal Income Fund (the “Trust”), does hereby certify that the Trust’s Board of Trustees adopted the resolutions attached hereto as Exhibit A (the “Resolutions”) on May 17, 2007 for the purpose of changing the name of the Trust to “Delaware Investments National Municipal Income Fund,” and that said Resolutions continue in full force and effect as of the date hereof.

Pursuant to the authorization described above, the Trust’s Restated and Amended Declaration of Trust is amended in the following respect, such amendment to become effective at 12:01 a.m. on October 12, 2007:

Article I, Section 1 of the Restated and Amended Declaration of Trust is amended to change the name of the Trust from “Delaware Investments Florida Insured Municipal Income Fund” to “Delaware Investments National Municipal Income Fund,” and all other appropriate references in the Restated and Amended Declaration of Trust are amended to reflect the fact that the name of the Trust is “Delaware Investments National Municipal Income Fund.”

WITNESS my hand this 11th day of October, 2007.

/s/ David F. Connor
David F. Connor
Secretary

COMMONWEALTH OF PENNSYLVANIA                                   )
) ss.
CITY OF PHILADELPHIA                                                                 )

Then personally appeared David F. Connor, Secretary of Delaware Investments Florida Insured Municipal Income Fund, and acknowledged this instrument to be his free act and deed this 11th day of October, 2007.

/s/ Debra J. Lenzner
Notary Public
My commission expires:

EXHIBIT A

Approval of New Fund Name

Name Change

WHEREAS, the Manager has recommended and the Board has agreed that, in light of the above-described investment strategy and restriction changes, it would be appropriate to change the name of the Fund;

NOW, THEREFORE, IT IS RESOLVED, that the name of the Fund that currently is “Delaware Investments Florida Insured Municipal Income Fund” shall be redesignated as and changed to “Delaware Investments National Municipal Income Fund;” and it is further

Matters to be Submitted for Shareholder Approval

RESOLVED, that proposals to:  (i) eliminate the fundamental requirement that the Fund invest primarily in insured securities; (ii) eliminate the fundamental requirement that the Fund invest only in AAA-rated Florida municipal securities (or the equivalent) and permit the Fund as a non-fundamental investment policy to invest without limitation in uninsured, investment grade municipal securities of states other than Florida (including those rated below AAA); (iii) adopt a non-fundamental investment policy to permit the Fund to invest up to 20% of its net assets in non-investment grade municipal securities; and (iv) change the name of the Fund be submitted for approval by the shareholders of the Fund at the meeting of shareholders to be held on August 15, 2007.

Shareholder Meeting, Record Date, Notice, Proxy Statement and Proxy

RESOLVED, that a meeting of shareholders of the Fund be held on August 15, 2007 at 4:00 p.m. (Philadelphia time) at Two Commerce Square, 2001 Market Street, Philadelphia, Pennsylvania in a conference room to be designated by the officers of the Trust; and it is further

RESOLVED, that the shareholders of the Fund of record at the close of business on June 19, 2007, be entitled to vote at the meeting of shareholders to be held on August 15, 2007; and it is further

RESOLVED, that the officers and counsel of the Fund are hereby authorized and directed to prepare a Notice of Meeting of Shareholders, Proxy Statement, Proxy and such other materials as may be necessary, desirable or appropriate for the meeting of shareholders to be held on August 15, 2007, to file such materials, as necessary, with the Securities and Exchange Commission and to mail or distribute them to shareholders.

Selection of Proxies

RESOLVED, that Michael E. Dresnin, Cori E. Daggett and Kathryn R. Williams be named as the proxies, with power of substitution, in the proxy materials to be sent to all shareholders for the meeting of shareholders to be held on August 15, 2007.

General Powers

RESOLVED, that the officers of the Fund are hereby authorized to take all such other actions as may be necessary, desirable or appropriate to implement the foregoing resolutions.